Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 16, 2010 except for the reverse stock split described in Note 1 as to which the date is November 3, 2010 relating to the financial statements of Inphi Corporation, which appears in the Prospectus filed on November 12, 2010 pursuant to Rule 424(b) under the Securities Act of 1933, relating to Inphi Corporation’s Registration Statement (No. 333-167564) on Form S-1.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
November 16, 2010